Exhibit 99.1

100 Enterprise Dr.

Rockaway, NJ 07866

SUSSEX BANCORP REPORTS FIRST QUARTER 2018 RESULTS

ROCKAWAY, NEW JERSEY – April 25, 2018 – Sussex Bancorp (the “Company”) (Nasdaq: SBBX), the holding company for Sussex Bank (the “Bank”), today reported net income of $1.3 million, or $0.17 per basic and diluted share, for the quarter ended March 31, 2018, as compared to $2.0 million, or $0.43 per basic and diluted share, for the same period last year.  The decrease in net income was mainly attributable to merger-related costs associated with the January 4th merger of Community Bank of Bergen County (“Community Bank”), NJ with and into the Bank, partially offset by an increase in net income due to the addition of Community Bank’s operations following the merger. As of January 4, 2018, Community Bank had total assets, loans and deposits of $343.8 million, $236.1 million and $301.2 million, respectively. The first quarter of 2018 included the independent operations and expenses of both, the Company and Community Bank, until March 26, 2018 when the Company completed all systems integrations and are now operating under one company platform.

The Company’s net income, adjusted for tax effected merger-related expenses of $2.4 million, increased $1.7 million, or 82.8%, to $3.7 million, or $0.47 per basic and diluted share, for the quarter ended March 31, 2018, as compared to the same period last year. The Company’s return on average assets, adjusted for tax effected merger-related expenses of $2.4 million, for the quarter ended March 31, 2018, was 1.10%, an increase from 0.94% for the quarter ended March 31, 2017.

The Company announced a new name and brand identity following its recent partnership with Community Bank of Bergen County, NJ.   The new name, “SB One Bancorp”, is being presented for shareholder vote at its Annual Meeting scheduled for later today.  The Company is also rebranding the name and logo of its subsidiary Bank to “SB One Bank” as well as the Bank’s wholly owned subsidiary “SB One Insurance Agency”.

“Our merger was built upon a shared vision, and in coming together we made a choice to do so under one name,” said Anthony Labozzetta, President and Chief Executive Officer of Sussex Bancorp. “This merger created opportunities for us to refresh and elevate our brand, and we wholeheartedly embraced the process. We are excited to share these details with our customers; however, we want to reinforce that despite our new name and shiny new exterior, we are the same bank that our customers have come to trust.”

Mr. Labozzetta also stated, “I am very excited to report on our solid first quarter results inclusive of our merger with Community Bank as well as another quarter of strong performance by all of our business lines.  Our growth continues to be organically generated and our production pipelines remain robust, which support future targeted growth expectations on a larger balance sheet.  Mr. Labozzetta went on to say, “I’m also pleased to report that our 15th banking center, which will be located in a great market in Weehawken NJ (Hudson County), is anticipated to open during the third quarter of this year.”

Financial Performance

Net Income. For the quarter ended March 31, 2018, the Company reported net income of $1.3 million, or $0.17 per basic and diluted share, as compared to net income of $2.0 million, or $0.43 per basic and diluted share, for the same period last year. The decrease in net income for the quarter ended March 31, 2018 was driven by a $5.6 million, or 94.0%, increase in non-interest expenses largely due to merger-related expenses of $3.3 million. The aforementioned decrease was partially offset by a $4.0 million, or 59.5%, increase in net interest income resulting from strong loan and deposit growth, a $380 thousand increase in non-interest income, and a $616 thousand decrease in income tax expense. The increases and decreases were largely attributable to the merger with Community Bank.

The Company’s net income, adjusted for tax effected merger-related expenses of $2.4 million, increased $1.7 million, or 82.8%, to $3.7 million, or $0.47 per basic and diluted share, for the quarter ended March 31, 2018, as compared to the same period last year.

Net Interest Income. Net interest income on a fully tax equivalent basis increased $4.1 million, or 58.7%, to $11.0 million for the first quarter of 2018, as compared to $6.9 million for the same period in 2017. The increase in net interest income was largely due to a $423.1 million, or 51.3%, increase in average interest earning assets, principally loans receivable, which increased $361.9 million, or 51.6%. The net interest margin increased by 17 basis points to 3.56% for the first quarter of 2018, as compared to the same period in 2017. These increases were largely attributable to the merger with Community Bank.

Provision for Loan Losses. Provision for loan losses increased $101 thousand to $508 thousand for the first quarter of 2018, as compared to $407 thousand for the same period in 2017.

Non-interest Income. Non-interest income increased $380 thousand, or 15.3%, to $2.9 million for the first quarter of 2018, as compared to the same period last year. The increase was principally due to growth of $148 thousand in insurance commissions and fees relating to Tri-State Insurance Agency, an increase of $133 thousand in other income and an increase of $79 thousand in bank owned life insurance. The aforementioned was partly offset by a reduction in gain on sales of securities of approximately $107 thousand.

Non-interest Expense. The Company’s non-interest expenses increased $5.6 million, or 94.0%, to $11.6 million for the first quarter of 2018, as compared to the same period last year. The increase was largely due to merger-related expenses of $3.3 million related to the acquisition of Community Bank and increases in salaries and employee benefits of $1.5 millionas a result of the merger with Community Bank.

Income Tax Expense. The Company’s income tax expenses decreased $616 thousand, or 74.1% to $215 thousand for the first quarter of 2018, as compared to the same period last year. The Company’s effective tax rate for the first quarter of 2018 was 14.1% , as compared to 29.2% for the first quarter of 2017. The decrease in the Company’s tax rate was largely due to the Tax Act and the merger with Community Bank which resulted in the Company’s tax free income becoming a larger percentage of its overall income.

Financial Condition

At March 31, 2018, the Company’s total assets were $1.4 billion, an increase of $397.2 million, or 40.6%, as compared to total assets of $979.4 million at December 31, 2017. The increase was largely attributable to the merger with Community Bank.

Total loans receivable, net of unearned income, increased $267.7 million, or 32.6%, to $1.1 billion at March 31, 2018, as compared to $820.7 million at December 31, 2017. The merger with Community Bank resulted in an increase in total loans of $236.1 million. During the three months ended March 31, 2018, the Company also had $33.1 million of commercial loan production, which was partly offset by $12.6 million in commercial loan payoffs.

The Company’s total deposits increased $280.8 million, or 36.8%, to $1.0 billion at March 31, 2018, from $762.5 million at December 31, 2017, primarily driven by the merger with Community Bank. The growth in deposits was mostly due to an increase in interest bearing deposits of $208.6 million, or 33.8%, and non-interest bearing deposits of $72.3 million, or 49.4%, at March 31, 2018, as compared to December 31, 2017, respectively.

At March 31, 2018, the Company’s total stockholders’ equity was $146.2 million, an increase of $52.0 million when compared to December 31, 2017, largely due to the merger with Community Bank. The Company completed the merger on January 4, 2018 which was the primary driver in an increase in book value per common share of 18.2% from $15.59 at December 31, 2017 to $18.43 at March 31, 2018. At March 31, 2018, the leverage, Tier I risk-based capital, total risk-based capital and common equity Tier I capital ratios for the Bank were 10.90%, 13.58%, 14.33% and 13.58%, respectively, all in excess of the ratios required to be deemed “well-capitalized.”

Asset and Credit Quality

The ratio of non-performing assets (“NPAs”), which include non-accrual loans, loans 90 days past due and still accruing, troubled debt restructured loans currently performing in accordance with renegotiated terms and foreclosed real estate, to total assets increased to 1.07% at March 31, 2018 from 0.94% December 31, 2017. NPAs exclude $3.7 million of Purchased Credit-Impaired (“PCI”) loans acquired through the merger with Community Bank. NPAs increased $5.5 million, or 60.1%, to $14.8 million at March 31, 2018, as compared to $9.2 million at December 31, 2017. Non-accrual loans, excluding $3.7 million of PCI loans, increased $3.1 million, or 51.1%, to $9.1 million at March 31, 2018, as compared to $6.0 million at December 31, 2017. Loans past due 30 to 89 days totaled $13.6 million at March 31, 2018, representing an increase of $7.1 million, or 109.3%, as compared to $6.5 million at December 31, 2017.

The Company continues to actively market its foreclosed real estate properties, the value of which increased $1.3 million to $3.5 million at March 31, 2018 as compared to $2.3 million at December 31, 2017. At March 31, 2018, the Company’s foreclosed real estate properties had an average carrying value of approximately $253 thousand per property.

The allowance for loan losses increased $493 thousand, or 6.7%, to $7.8 million, or 0.72% of total loans, at March 31, 2018, compared to $7.3 million, or 0.89% of total loans, at December 31, 2017. The decline in allowance coverage was primarily driven by the addition of Community Bank acquired loans with no allowance for loan losses; such loans were recorded at fair value at the acquisition date. The Company recorded $508 thousand in provision for loan losses for the three months ended March 31, 2018 as compared to $407 thousand for the three months ended March 31, 2017. Additionally, the Company recorded net charge-offs of $15 thousand for the three months ended March 31, 2018, as compared to $306 thousand in net charge-offs for the three months ended March 31, 2017. The allowance for loan losses as a percentage of non-accrual loans decreased to 86.1% at March 31, 2018 from 121.8% at December 31, 2017.

About Sussex Bancorp

Sussex Bancorp (Nasdaq: SBBX) is the holding company for Sussex Bank which is headquartered in Sussex County, New Jersey and operates regionally with fourteen branch locations throughout Bergen, Sussex and Warren counties in New Jersey and in Astoria, New York. In addition to its branch locations, Sussex Bancorp offers a loan production office in Oradell, New Jersey and a full-service insurance agency, the Tri-State Insurance Agency, Inc., with locations in Augusta and Oradell, New Jersey.

In 2017, Sussex Bancorp was recognized as one of the top 29 banks and thrifts nationwide and one of three from New Jersey that comprise the Sandler O’Neill Sm-All Stars Class of 2017. Sussex Bancorp is one of the 50 Fastest Growing Companies in New Jersey as ranked by NJBIZ Magazine. Sussex Bancorp President and Chief Executive Officer, Anthony Labozzetta, was named one of America’s Business Leaders in Banking by Forbes magazine and American Banker’s Community Banker of the Year in 2016.

For more details on Sussex Bank, please visit: www.sussexbank.com

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "expect," "estimate," “assume,” "believe," "anticipate," "will," "forecast," "plan," "project" or similar words. Such statements are based on the Company’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee-based business, risks associated with the quality of the Company’s assets, the ability of its borrowers to comply with repayment terms, the inability to realize expected cost savings or to implement integration plans and other adverse consequences associated with the acquisition of Community Bank of Bergen County, NJ (“Community Bank”), the inability to retain Community Bank’s customers, the risk that the businesses of Community and the Bank may not be combined successfully or may take longer than expected, and the diversion of management’s time on issues relating to integration of Community Bank.  Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

Contacts:	Anthony Labozzetta, President/CEO

Steven Fusco, SEVP/CFO

844-256-7328

SUSSEX BANCORP

SUMMARY FINANCIAL HIGHLIGHTS

(In Thousands, Except Percentages and Per Share Data)

(Unaudited)

				3/31/2018 VS.
	3/31/2018	12/31/2017	3/31/2017	3/31/2017	12/31/2017
BALANCE SHEET HIGHLIGHTS - Period End Balances
Total securities	$179,635	$104,034	$108,427	65.7%	72.7%
Total loans	1,088,429	820,700	718,800	51.4%	32.6%
Allowance for loan losses	(7,828)	(7,335)	(6,797)	15.2%	6.7%
Total assets	1,376,625	979,383	872,282	57.8%	40.6%
Total deposits	1,043,331	762,491	696,576	49.8%	36.8%
Total borrowings and junior subordinated debt	182,876	118,198	108,641	68.3%	54.7%
Total shareholders' equity	146,159	94,193	62,422	134.1%	55.2%

FINANCIAL DATA - QUARTER ENDED:
Net interest income (tax equivalent) (a)	$10,962	$8,038	$6,906	58.7%	36.4%
Provision for loan losses	508	459	407	24.8%	10.7%
Total other income	2,857	1,961	2,477	15.3%	45.7%
Total other expenses	11,594	6,820	5,977	94.0%	70.0%
Income before provision for income taxes (tax equivalent)	1,717	2,720	2,999	(42.7)%	(36.9)%
Provision for income taxes	215	2,039	831	(74.1)%	(89.5)%
Taxable equivalent adjustment (a)	194	168	157	23.6%	15.5%
Net income	$1,308	$513	$2,011	(35.0)%	155.0%

Net income per common share - Basic	$0.17	$0.09	$0.43	(60.7)%	87.8%
Net income per common share - Diluted	$0.17	$0.09	$0.43	(61.0)%	86.5%

Return on average assets	0.39%	0.21%	0.94%	(58.3)%	83.3%
Return on average equity	3.64%	2.16%	13.07%	(72.2)%	68.6%
Efficiency ratio (b)	85.09%	69.37%	64.78%	31.3%	22.7%
Net interest margin (tax equivalent)	3.56%	3.46%	3.39%	5.0%	2.9%
Avg. interest earning assets/Avg. interest bearing liabilities	1.27	1.29	1.23	3.0%	(1.6)%

SHARE INFORMATION:
Book value per common share	$18.43	$15.59	$13.04	41.3%	18.2%
Tangible book value per common share	15.12	15.13	12.46	21.4%	(0.0)%
Outstanding shares- period ending	7,929,613	6,040,564	4,785,159	65.7%	31.3%
Average diluted shares outstanding (year to date)	7,791,736	5,404,381	4,727,333	64.8%	44.2%

CAPITAL RATIOS:
Total equity to total assets	10.62%	9.62%	7.16%	48.4%	10.4%
Leverage ratio (c)	10.90%	11.87%	10.41%	4.7%	(8.2)%
Tier 1 risk-based capital ratio (c)	13.58%	14.28%	12.93%	5.0%	(4.9)%
Total risk-based capital ratio (c)	14.33%	15.19%	13.91%	3.0%	(5.7)%
Common equity Tier 1 capital ratio (c)	13.58%	14.28%	12.93%	5.0%	(4.9)%

ASSET QUALITY:
Non-accrual loans (e)	$9,096	$6,020	$5,448	67.0%	51.1%
Loans 90 days past due and still accruing	—	—	104	—%	—%
Troubled debt restructured loans ("TDRs") (d)	2,134	932	587	263.5%	129.0%
Foreclosed real estate	3,546	2,275	2,464	43.9%	55.9%
Non-performing assets ("NPAs")	$14,776	$9,227	$8,603	71.8%	60.1%

Foreclosed real estate, criticized and classified assets (e)	$34,361	$18,992	$20,494	67.7%	80.9%
Loans past due 30 to 89 days	$13,593	$6,495	$2,166	527.6%	109.3%
Charge-offs (Recoveries) , net (quarterly)	$15	$626	$306	(95.1)%	(97.6)%
Charge-offs (Recoveries) , net as a % of average loans (annualized)	0.01%	0.31%	0.17%	(96.8)%	(98.2)%
Non-accrual loans to total loans	0.84%	0.73%	0.76%	10.3%	13.9%
NPAs to total assets	1.07%	0.94%	0.99%	8.8%	13.9%
NPAs excluding TDR loans (d) to total assets	0.92%	0.85%	0.92%	(0.1)%	8.4%
Non-accrual loans to total assets	0.66%	0.61%	0.62%	5.8%	7.5%
Allowance for loan losses as a % of non-accrual loans	86.06%	121.84%	124.76%	(31.0)%	(29.4)%
Allowance for loan losses to total loans	0.72%	0.89%	0.95%	(23.9)%	(19.5)%

(a)	Full taxable equivalent basis, using a 21% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(b)	Efficiency ratio calculated non-interest expense divided by net interest income plus non-interest income
(c)	Sussex Bank capital ratios
(d)	Troubled debt restructured loans currently performing in accordance with renegotiated terms
(e)	PCI loans acquired through merger with Community Bank excluded from non-accrual loans and criticized and classified assets totaled $3.7 million

SUSSEX BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	March 31, 2018	December 31, 2017
ASSETS
Cash and due from banks	$6,428	$3,270
Interest-bearing deposits with other banks	8,652	8,376
Cash and cash equivalents	15,080	11,646

Interest bearing time deposits with other banks	200	100
Securities available for sale, at fair value	174,101	98,730
Securities held to maturity	5,534	5,304
Federal Home Loan Bank Stock, at cost	8,358	4,925

Loans receivable, net of unearned income	1,088,429	820,700
Less: allowance for loan losses	7,828	7,335
Net loans receivable	1,080,601	813,365

Foreclosed real estate	3,546	2,275
Premises and equipment, net	18,672	8,389
Accrued interest receivable	5,085	2,472
Goodwill and intangibles	26,249	2,820
Bank-owned life insurance	30,202	22,054
Other assets	8,997	7,303

Total Assets	$1,376,625	$979,383

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$218,433	$146,167
Interest bearing	824,898	616,324
Total Deposits	1,043,331	762,491

Borrowings	155,025	90,350
Accrued interest payable and other liabilities	4,259	4,501
Subordinated debentures	27,851	27,848

Total Liabilities	1,230,466	885,190

Total Stockholders' Equity	146,159	94,193

Total Liabilities and Stockholders' Equity	$1,376,625	$979,383

SUSSEX BANCORP

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollars In Thousands Except Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
INTEREST INCOME

Loans receivable, including fees	$11,900	$7,598
Securities:
Taxable	736	341
Tax-exempt	381	313
Interest bearing deposits	30	16
Total Interest Income	13,047	8,268

INTEREST EXPENSE
Deposits	1,458	717
Borrowings	506	481
Junior subordinated debentures	315	321
Total Interest Expense	2,279	1,519

Net Interest Income	10,768	6,749
PROVISION FOR LOAN LOSSES	508	407
Net Interest Income after Provision for Loan Losses	10,260	6,342

OTHER INCOME
Service fees on deposit accounts	328	253
ATM and debit card fees	213	180
Bank owned life insurance	185	106
Insurance commissions and fees	1,895	1,747
Investment brokerage fees	22	3
(Loss) gain on securities transactions	-	107
Other	214	81
Total Other Income	2,857	2,477

OTHER EXPENSES
Salaries and employee benefits	5,058	3,558
Occupancy, net	602	500
Data processing	791	557
Furniture and equipment	281	240
Advertising and promotion	56	106
Professional fees	329	277
Director fees	147	107
FDIC assessment	110	51
Insurance	95	66
Stationary and supplies	57	32
Merger-related expenses	3,293	-
Loan collection costs	61	24
Expenses and write-downs related to foreclosed real estate	207	45
Amortization of intangible assets	61	-
Other	446	414
Total Other Expenses	11,594	5,977

Income before Income Taxes	1,523	2,842
INCOME TAX EXPENSE	215	831
Net Income	$1,308	$2,011

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized (loss) gains on available for sale securities arising during the period	(2,167)	$676
Fair value adjustments on derivatives	(1,451)	40
Reclassification adjustment for net loss (gain) on securities transactions included in net income	-	(107)
Income tax related to items of other comprehensive income (loss)	1,448	(244)
Other comprehensive income, net of income taxes	(2,170)	365
Comprehensive (loss) income	(862)	$2,376

EARNINGS PER SHARE

Basic	$0.17	$0.43
Diluted	$0.17	$0.43

SUSSEX BANCORP

COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES

(Dollars In Thousands)

(Unaudited)

	Three Months Ended March 31,
	2018			2017
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$54,987	$575	4.24%	$47,443	$470	4.02%
Taxable	120,776	736	2.47%	62,767	341	2.20%
Total securities	175,763	1,311	3.03%	110,210	811	2.98%
Total loans receivable (1) (4)	1,063,727	11,900	4.54%	701,862	7,598	4.39%
Other interest-earning assets	8,662	30	1.40%	12,940	16	0.50%
Total earning assets	1,248,152	13,241	4.30%	825,012	8,425	4.14%

Non-interest earning assets	99,984			41,062
Allowance for loan losses	(7,505)			(6,723)
Total Assets	$1,340,631			$859,351

Sources of Funds:
Interest bearing deposits:
NOW	$259,677	$398	0.62%	$177,107	$119	0.27%
Money market	96,463	248	1.04%	73,935	124	0.68%
Savings	221,946	77	0.14%	137,742	71	0.21%
Time	265,139	735	1.12%	166,670	403	0.98%
Total interest bearing deposits	843,225	1,458	0.70%	555,454	717	0.52%
Borrowed funds	111,886	506	1.83%	85,919	481	2.27%
Subordinated debentures	27,849	315	4.59%	27,840	321	4.68%
Total interest bearing liabilities	982,960	2,279	0.94%	669,213	1,519	0.92%

Non-interest bearing liabilities:
Demand deposits	208,694			124,991
Other liabilities	5,112			3,591
Total non-interest bearing liabilities	213,806			128,582
Stockholders' equity	143,865			61,556
Total Liabilities and Stockholders' Equity	$1,340,631			$859,351

Net Interest Income and Margin (5)		10,962	3.56%		6,906	3.39%
Tax-equivalent basis adjustment		(194)			(157)
Net Interest Income		$10,768			$6,749

(1)	Includes loan fee income
(2)	Average rates on securities are calculated on amortized costs
(3)	Full taxable equivalent basis, using a 21% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4)	Loans outstanding include non-accrual loans
(5)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets

SUSSEX BANCORP

Segment Reporting

(Dollars In Thousands)

(Unaudited)

	Three Months Ended and as of March 31, 2018			Three Months Ended and as of March 31, 2017
	Banking and			Banking and
	Financial	Insurance		Financial	Insurance
	Services	Services	Total	Services	Services	Total
Net interest income from external sources	$10,768	$-	$10,768	$6,749	$-	$6,749
Other income from external sources	925	1,932	2,857	730	1,747	2,477
Depreciation and amortization	427	6	433	267	6	273
Income before income taxes	614	909	1,523	2,022	820	2,842
Income tax expense (1)	(41)	256	215	503	328	831
Total assets	1,371,936	4,689	1,376,625	865,832	6,450	872,282

(1)	Calculated at statutory tax rate of 28.1% for the insurance services segment

SUSSEX BANCORP

Non-GAAP Reporting

(Dollars In Thousands)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Net income (GAAP)	$1,308	$2,011
Merger related expenses net of tax (1)	2,367	-
Net income, as adjusted	$3,675	$2,011

Average diluted shares outstanding (GAAP) (2)	7,791,736	4,727,333
Diluted EPS, as adjusted	$0.47	$0.43
Return on average assets, as adjusted	1.10%	0.94%
Return on average equity, as adjusted	10.22%	13.07%

(1)	Merger related expense net of tax expense of $926 thousand.
(2)	Average diluted shares outstanding includes acquisition of CBBC shares of 1,873,028